Exhibit 3.2

B Y E - L A W S

Of

Syncora Holdings Ltd.

I HEREBY CERTIFY that the within-written Bye-Laws are a true copy of the Bye-Laws of Syncora Holdings Ltd. as adopted by the Shareholders thereof at the Special General Meeting held on 9 February 2009, in place of those originally adopted on 1 August 2006.

Secretary

Table of Contents

INTERPRETATION
1.	Interpretation	1

BOARD OF DIRECTORS

2.	Board of Directors	4
3.	Powers of the Board	4
4.	Power to Delegate to a Committee	5
5.	Power to Appoint and Dismiss Employees	5
6.	Power to Borrow and Charge Property	5
7.	Exercise of Power to Purchase Shares of or Discontinue the Company	5
8.	Board Size; Classes of Directors	5
9.	Defects in Appointment of Directors	6
10.	Shareholder Proposals and Nominations	6
11.	Removal of Directors	7
12.	Vacancies on the Board	8
13.	Notice of Meetings of The Board	9
14.	Quorum at Meetings of the Board	9
15.	Meetings of the Board	9
16.	Unanimous Written Resolutions	10
17.	Contracts and Disclosure of Directors' Interests	10
18.	Intentionally Left Blank	10
19.	Remuneration of Directors	10

OFFICERS

20.	Officers of the Company	11
21.	Remuneration of Officers	11
22.	Duties of Officers	11
23.	Chairperson and Secretary of Meetings	11
24.	Register of Directors and Officers	11

MINUTES

25.	Obligations of Board to Keep Minutes	11

INDEMNITY

26.	Indemnification and Exculpation of Directors of the Company and Others	12
27.	Waiver of Certain Claims	13

MEETINGS

28.	Notice of Annual General Meeting of Shareholders	13
29.	Notice of Special General Meeting	14
30.	Accidental Omission of Notice of General Meeting	14
31.	Short Notice	14
32.	Postponement of Meetings	14
33.	Quorum for General Meeting	14
34.	Adjournment of Meetings	15
35.	Attendance at Meetings	15
36.	Written Resolutions	16
37.	Attendance of Directors	16
38.	Voting at Meetings	16
39.	Voting by Poll	16
40.	Decision of Chairperson	17
41.	Instrument of Proxy	18
42.	Representation of Corporations at Meetings	19

VOTES OF SHAREHOLDERS

43.	General	19
44.	Adjustment Of Voting Power	19
45.	Other Adjustments of Voting Power	20
46.	Board Determination Binding	20
47.	Requirement to Provide Information	21

SHARE CAPITAL AND SHARES

48.	Rights of Shares	21
49.	Power to Issue Shares	21
50.	Variation Of Rights, Alteration of Share Capital and Purchase of Shares of the
	Company	23
51.	Registered Holder of Shares	24
52.	Death of a Joint Holder	25
53.	Share Certificates	25
54.	Calls on Shares	25
55.	Forfeiture of Shares	26

REGISTER OF SHAREHOLDERS

56.	Contents of Register of Shareholders	27
57.	Inspection of Register of Shareholders	27
58.	Determination of Record Dates	27

TRANSFER OF SHARES
59.	Instrument of Transfer	27
60.	Restrictions on Transfer	28
61.	Transfers by Joint Holders	32
TRANSMISSION OF SHARES
62.	Representative of Deceased Shareholder	32
63.	Registration on Death or Bankruptcy	33
64.	Declaration of dividends by the board	33
65.	Other Distributions	33
66.	Reserve Fund	33
67.	Deduction of Amounts Due to the Company	33
CAPITALIZATION
68.	Issue of Bonus Shares	34
ACCOUNTS AND FINANCIAL STATEMENTS
69.	Records of Account	34
70.	Financial Year End	34
71.	Financial Statements	35
AUDIT
72.	Appointment of Auditor	35
73.	Remuneration of Auditor	35
74.	Report of The Auditor	35
NOTICES
75.	Notices to Shareholders of the Company	35
76.	Notices to Joint Shareholders	36
77.	Service and Delivery of Notice	36
SEAL OF THE COMPANY
78.	The Seal	37
WINDING-UP

79.	Winding-Up/Distribution By Liquidator	38

ALTERATION OF BYE-LAWS
80.	Alteration of Bye-Laws	38
	Schedule A (Bye-Law55)	39
	Schedule B (Bye-Law59)	40
	Schedule C (Bye-Law63)	41

INTERPRETATION

1. Interpretation

     (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

     (a) "Act" means the Companies Act 1981 of Bermuda as amended from time to time;

     (b) "Affiliate" means, with respect to any Person, an individual or organization that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For the purposes of this definition, "control", with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise;

     (c) "Audit Committee" means, subject to any applicable laws or regulations relating to the composition of such committee, the audit committee appointed by the Board in accordance with these Bye-laws, provided that, in the event that the Board shall not have appointed an Audit Committee, the Board shall constitute the Audit Committee;

     (d) "Auditor" includes any individual, partnership or other entity appointed in accordance with the Act to audit the accounts of the Company;

     (e) "Board" means the Board of Directors appointed or elected pursuant to these Bye-laws and acting pursuant to the Act and these Bye-laws;

     (f) "Business Day" means any day other than a Saturday, a Sunday or any day on which commercial banking institutions in Hamilton, Bermuda are authorized or obligated by law to close;

     (g) "Cause" means willful misconduct, fraud, gross negligence, embezzlement or a conviction of, or a plea of "guilty" or "no contest to, a felony or other crime involving moral turpitude;

     (h) "Code" means the Internal Revenue Code of 1986, as amended, of the United States of America;

     (i) "Company" means the company for which these Bye-laws are approved and confirmed;

     (j) "Compensation Committee" means, subject to any applicable laws or regulations relating to the composition of such committee, the compensation committee appointed by the Board in accordance with these Bye-laws, provided that, in the event that the Board shall not have appointed a Compensation Committee, the Board shall constitute the Compensation Committee;

     (k) "Controlled Shares", in reference to any Person, means all shares of the Company directly, indirectly or constructively owned by (i) such Person as determined pursuant to Section 958 of the Code and Treasury Regulations promulgated thereunder and under Section 957 of the Code (or the relevant successor provisions thereof) or (ii) a "group" of Persons within the meaning of Section 13(d)(3) of the Exchange Act;

     (l) "Director" means a director of the Company;

     (m) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

     (n) "Governance and Nominating Committee" means, subject to any applicable laws or regulations relating to the composition of such committee, the governance and nominating committee appointed by the Board in accordance with these Bye-laws, provided that, in the event that the Board shall not have appointed a Governance and Nominating Committee, the Board shall constitute the Governance and Nominating Committee;

     (o) "indirect" means, when referring to a holder or owner of shares, ownership of shares within the meaning of Section 958(a)(2) of the Code;

     (p) "notice" means written notice as further defined in these Bye-laws unless otherwise specifically stated;

     (q) "Officer" means any Person appointed by the Board to hold an office in the Company;

     (r) "Person" means an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof;

     (s) "Register of Directors and Officers" means the Register of Directors and Officers referred to in these Bye-laws;

     (t) "Register of Shareholders" means the Register of Shareholders referred to in these Bye-laws and shall be the same "register of members" required to be kept by the Company under the Act;

     (u) "Resident Representative" means any Person appointed to act as resident representative;

     (v) “SCA Shareholder Entity” means CCRA Purpose Trust formed pursuant to the terms of a Declaration of Trust dated 18 November 2008;

     (w) "Secretary" means the Person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant or acting secretary;

     (x) "Securities Act" means the U.S. Securities Act of 1933, as amended;

     (y) "Shareholder" shall have the same meaning as the term "Member" in the Act and means the Person registered in the Register of Shareholders as the holder of shares (sometimes referred to in these Bye-laws as the direct holder) of the Company or, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Shareholders as one of such joint holders or all of such Persons as the context so requires; and

     (z) "United States of America" or "U.S." means the United States of America and dependent territories or any part thereof.

     (2) In these Bye-laws, where not inconsistent with the context:

     (a) words denoting the plural number include the singular number and vice versa;

     (b) words denoting the masculine gender include the feminine and neuter gender;

     (c) the words:

      (i) "may" shall be construed as permissive;

      (ii) "shall" shall be construed as imperative; and

     (d) unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

     (3) Expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in a visible form.

     (4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

BOARD OF DIRECTORS

2. Board of Directors

      The Board shall have the full power and authority provided to it by the Act and these Bye-laws.

3. Powers of the Board

     (1) In exercising such power and authority, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in a general meeting subject, nevertheless, to these Bye-laws and the provisions of any statute.

     (2) No regulation or alteration to these Bye-laws made by the Company in a general meeting shall invalidate any prior act of the Board that would have been valid if such regulation or alteration had not been made.

     (3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

     (4) The Board may from time to time appoint one or more Officers of the Company, who may or may not be a Director.

     (5) The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.

4. Power to Delegate to a Committee

     (1) The Board may delegate any of its powers to a committee appointed by the Board (including the power to sub-delegate) and every such committee shall conform to such directions as the Board shall impose on them. Committees may consist of one or more Shareholders or wholly of Directors.

     (2) The meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board, and in that connection the Board may authorize a committee to adopt such rules for its meetings.

5. Power to Appoint and Dismiss Employees

      The Board may appoint, suspend or remove any Officer, manager, secretary, clerk, agent or employee of the Company and may determine their duties.

6. Power to Borrow and Charge Property

      The Board may exercise all of the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

7. Exercise of Power to Purchase Shares of or Discontinue the Company

     (1) The Board may exercise all of the powers of the Company to purchase (sometimes referred to in these Bye-laws as "repurchase") all or any part of its own shares pursuant to the Act.

     (2) The Board may exercise all of the powers of the Company to discontinue or redomesticate the Company to a named country or jurisdiction outside Bermuda pursuant to the Act.

8. Board Size; Classes of Directors

     (1) The Board shall consist of not less than 5 and not more than 15 Directors (as determined by resolution of the Board), with the number of Directors to be determined from time to time by resolution adopted by the affirmative vote of at least a two-thirds majority of the Board then in office; provided, however, that, if no such resolution shall be in effect, the Board shall consist of 9 Directors. Any increase in the size of the Board pursuant to this Bye-law 8 shall be deemed to be a vacancy and may be filled in accordance with Bye-law 12 hereof.

     (2) Directors shall be elected, except in the case of a vacancy (as provided for in Bye-law 11 or 12, as the case may be), by the Shareholders in the manner set forth in paragraph (3) of this Bye-law 8 at an annual general meeting of Shareholders or any special general meeting called for the purpose and who shall hold office for the term set forth in paragraph (3) of this Bye-law 8.

     (3) At the time when these Bye-laws come into effect (as indicated in the resolution of the Shareholders adopting these Bye-laws), the Directors shall be divided into three classes, designated "Class I," "Class II" and "Class III." Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board. The Class I Directors shall initially serve a one year term of office (expiring at the annual general meeting of Shareholders for 2007), the Class II Directors shall initially serve a two year term of office (expiring at the annual general meeting of Shareholders in 2008) and the Class III Directors shall initially serve a three year term of office (expiring at the annual general meeting of Shareholders in 2009). At the annual general meeting of Shareholders for 2007 and each succeeding annual general meeting of Shareholders, successors to the class of Directors whose term expires at such annual general meeting of Shareholders shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting of Shareholders for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 11 or 12. Notwithstanding the foregoing, each Director shall hold office until such Director's successor shall have been duly elected or until such Director is removed from office pursuant to Bye-law 11 or such Director's office is otherwise vacated.

9. Defects in Appointment of Directors

      All acts done by any meeting of the Board or by a committee of the Board shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

10. Shareholder Proposals and Nominations

     (1) If a Shareholder desires to submit a proposal for consideration at an annual general meeting of Shareholders or special general meeting or to nominate Persons for election as Directors at any general meeting duly called for the election of Directors, notice of such Shareholder's intent to make such a proposal or nomination must be given by such Shareholder and received by the Secretary of the Company at the principal executive office or registered office of the Company not later than (i) with respect to an annual general meeting of Shareholders, one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting of Shareholders or (ii) with respect to a special general meeting, the close of business on the third (3rd) day following the date on which notice of such meeting is first sent or given to Shareholders; provided that, for so long as a Shareholder has the right by contract or agreement to nominate Persons for election as Directors, except as otherwise required by the Act or applicable rules or regulations, such Shareholder shall not have the right to nominate Persons for election as Directors pursuant to this Bye-law 10. Each notice shall describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and shall set forth (i) the name and address, as it appears on the books of the Company, of the Shareholder who intends to make the proposal or nomination; (ii) a representation that such Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (iii) the class and number of shares of the Company that are beneficially owned by such Shareholder. In addition, in the case of a Shareholder's proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of such Shareholder in such business.

      (2) In the case of a nomination of any Person for election as a Director, the notice shall set forth: (i) the name and address of such Person to be nominated; (ii) a description of all arrangements or understandings between the Shareholder and each nominee and any other Person or Persons (naming such Person or Persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (iii) such other information regarding such nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not the Company is then subject to such Regulation; and (iv) the consent of each nominee to serve as a Director of the Company, if so elected.

      (3) The chairperson of the annual general meeting of Shareholders or special general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure and any such proposal or nomination not properly brought before the meeting shall not be considered.

11. Removal of Directors

     (1) The Shareholders may, at any annual general or special general meeting convened and held in accordance with these Bye-laws, remove a Director before the stated expiry of his term only for Cause by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast in accordance with the provisions of these Bye-laws; provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served upon such Director not less than 14 days before the meeting and at such meeting such

Director shall be entitled to be heard on the motion for such Director's removal without prejudice to Bye-law 36.

     (2) A vacancy on the Board created by the removal of a Director under the provisions of paragraph (1) of this Bye-law 11 may be filled by the Shareholders by the affirmative vote of Shareholders holding at least a majority of the total combined voting power of all of the issued and outstanding shares of the Company at the meeting at which such Director is removed and, in the absence of such election or appointment, the Board may fill the vacancy. A Director so elected or appointed shall hold office until the next annual general meeting of Shareholders or until such Director's office is otherwise vacated and shall serve within the same class of Directors as the predecessor.

     (3) The Board may, at any meeting of the Board convened and held in accordance with these Bye-laws, remove a Director before the stated expiry of his term only for Cause by a resolution of the Board carried by the affirmative vote of at least a two-thirds majority of the Board then in office.

12. Vacancies on the Board

     (1) The Board shall have the power from time to time and at any time to appoint any Person as a Director to fill a vacancy on the Board occurring as the result of any of the events listed in paragraph (3) of this Bye-law 12 or from an increase in the size of the Board pursuant to Bye-law 8. The Board shall also have the power from time to time to fill any vacancy left unfilled at a general meeting. A Director appointed by the Board to fill a vacancy shall hold office until the next annual general meeting of Shareholders or until such Director's office is otherwise vacated and, if such Director is appointed to fill a vacancy occurring as a result of any of the events listed in paragraph (3) of this Bye-law 12, shall serve within the same class of Directors as the predecessor but otherwise when filling the vacancy, the Board shall assign the Director to a class in keeping with the provisions of paragraph (3) of Bye-law 8.

     (2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act, notwithstanding the absence of a quorum, for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

     (3) The office of a Director shall be vacated if the Director:

(a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes disqualified, disabled, of unsound mind, or dies; or

(d) resigns his or her office by notice in writing to the Company.

     (4) Notwithstanding anything contained herein to the contrary, the provisions of Bye-law 11, this Bye-law 12 and all other provisions contained in these Bye-laws related to the filling of vacancies on the Board shall be subject to any legal obligation of the Company, whether by contract, agreement or otherwise, to provide any Person with the ability to nominate Persons for election as Directors.

13. Notice of Meetings of The Board

     (1) The Chairperson may, and the Chairperson on the requisition of a majority of the Directors then in office shall, at any time, upon three days' notice, summon a meeting of the Board, provided that all of the Directors may consent to a shorter notice period.

     (2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is sent to such Director by mail, courier service, facsimile, email or other mode of representing words in a legible form at such Director's last known address or any other address given by such Director to the Company for this purpose.

14. Quorum at Meetings of the Board

      The quorum necessary for the transaction of business at a meeting of the Board shall be at least one-half of the total number of the Directors then in office, present in person or represented by a duly authorized representative appointed in accordance with the Act.

15. Meetings of the Board

     (1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

     (2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

     (3) Unless otherwise provided in these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast.

16. Unanimous Written Resolutions

      A resolution in writing signed by all of the Directors then in office, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

17. Contracts and Disclosure of Directors' Interests

     (1) Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director's firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorize a Director or Director's firm, partner or company to act as Auditor to the Company.

     (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company or any of its subsidiaries shall declare the nature of such interest to the Governance and Nominating Committee, whether or not such declaration is required by law.

     (3) Following a declaration being made pursuant to this Bye-law 17, and unless disqualified by the chairperson of the relevant Board meeting or recused, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

18. Intentionally Left Blank

19. Remuneration of Directors

      The remuneration and benefits (if any) of the Directors shall be determined by the Nominating and Governance Committee. The Directors may also be paid or reimbursed for all travel, hotel and other expenses properly and reasonably incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general or special meetings of the Company or in connection with the business of the Company or their duties as Directors generally.

OFFICERS

20. Officers of the Company

      The Officers of the Company may consist of any of the following Officers: a Chairperson, a Deputy Chairperson, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such additional Officers as the Board may from time to time determine, all of whom shall be deemed to be Officers for the purposes of these Bye-laws. For the avoidance of doubt, the Chairperson need not be an employee of the Company.

21. Remuneration of Officers

      The Officers shall receive such remuneration and benefits as the Compensation Committee may from time to time determine.

22. Duties of Officers

      The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them from time to time by the Board or, in the case of Officers other than the Chief Executive Officer, by the Chief Executive Officer.

23. Chairperson and Secretary of Meetings

     (1) The Chairperson shall act as chairperson at all meetings of the Shareholders and of the Board at which such Person is present. In the Chairperson's absence, a chairperson shall be appointed or elected by those present at such meeting and entitled to vote.

      (2) The Secretary shall act as secretary at all meetings of the Shareholders and of the Board and any committee thereof at which such Person is present. In the Secretary's absence, a secretary shall be appointed by the chairperson of such meeting.

24. Register of Directors and Officers

     The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

MINUTES

25. Obligations of Board to Keep Minutes

     (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of Officers;

(b) present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board and meetings of committees appointed by the Board.

     (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

26. Indemnification and Exculpation of Directors of the Company and Others

     (1) The Company shall, in the case of Directors, Officers and employees, and may (in the discretion of the Board) in the case of agents, indemnify, in accordance with and to the full extent now or (if greater) hereafter permitted by Bermuda law, each such Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of such person's acting in such capacity or acting in any other capacity for, or on behalf of, the Company (including, for the avoidance of doubt, with respect to the approval or disapproval of any transaction between or among the Company and one or more of its Affiliates or the pursuit of corporate opportunities), against any liability or expense actually and reasonably incurred by such Person in respect thereof. For the avoidance of doubt, the indemnity provided in this Bye-law 26 shall extend, without limitation, to any matter in which an indemnified party may be guilty of negligence, default, breach of duty or breach of trust in relation to the Company or any of its subsidiaries, but shall not extend to any matter as to which such indemnified party admits that he is guilty, or is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty, of any fraud or dishonesty in relation to the Company. The Company shall, in the case of Directors, Officers and employees, and may, in the case of agents, advance the expenses of defending any such act, suit or proceeding; provided that such advancement shall be subject to reimbursement by such Director, Officer, employee or agent to the extent such person shall be found not to be entitled to such advancement of expenses under Bermuda law.

     (2) The Board may authorize the Company to purchase and maintain insurance on behalf of any Person who is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Bye-law 26.

     (3) Directors, Officers and employees of the Company shall have no personal liability to the Company or its Shareholders for any action or failure to act to the fullest extent for which they are indemnified hereunder.

     (4) The indemnification, expense reimbursement, exculpation and other provisions provided by this Bye-law 26 shall not be deemed exclusive of any other rights to which the persons identified in this Bye-law 26 may be entitled under any bye-law, agreement, vote of Shareholders or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     (5) For the purpose of this Bye-Law 26 an Officer would include internal counsel of the Company.

27. Waiver of Certain Claims

     (1) Each present and future Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director, Officer or employee on account of any action taken by such Director, Officer or employee, or the failure of such Director, Officer or employee to take any action, in the performance of his duties with or for the Company (including, for the avoidance of doubt, with respect to the approval or disapproval of any transaction between the Company and one or more of its Affiliates, the pursuit of corporate opportunities or the reporting to Shareholders of related person insurance income), in each case to the full extent that such Director, Officer or employee may be indemnified under Bye-law 26.

     (2) The provisions of this Bye-law 27 shall apply to, and for the benefit of, any Person acting as (or with the reasonable belief that he or she will be appointed or elected as) a Director, Officer or employee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any Person who is no longer, but at one time was, a Director, Officer or employee.

MEETINGS

28. Notice of Annual General Meeting of Shareholders

The annual general meeting of Shareholders shall be held in each year other than the year of incorporation at such time and place as the President or the Chairperson, or any two Directors or any Director and the Secretary or the Board shall appoint. At least 20 days' notice of such meeting shall be given to each Shareholder, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat and such additional information as may be required by the Act.

29. Notice of Special General Meeting

      Special general meetings for any purpose or purposes may be called only (i) by the Chairperson, (ii) by the President, (iii) by a majority of the Directors in office or (iv) as required by the Act, in each case, upon not less than five days' notice (or as otherwise prescribed by the Act), which notice shall state the date, time, place and such additional information as may be required by the Act.

30. Accidental Omission of Notice of General Meeting

      The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting.

31. Short Notice

      Subject to any applicable requirements of any applicable stock exchange or any applicable OTC market, a general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all of the Shareholders entitled to attend and vote thereat, in the case of an annual general meeting of Shareholders or (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat, in the case of a special general meeting.

32. Postponement of Meetings

      The Chairperson or the President or any two Directors may, and the Secretary on instruction from the Chairperson or the President or any two Directors shall, postpone any general meeting called in accordance with the provisions of these Bye-laws, provided that notice of postponement is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with the provisions of these Bye-laws.

33. Quorum for General Meeting

      At the commencement of any general meeting of the Company, two or more Persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the issued and outstanding shares entitled to vote at the meeting shall form a quorum for the transaction of business, provided that, if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, then the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine, provided that in the case of a meeting conveyed by requisition of shareholders, the meeting shall be cancelled. If the meeting shall be adjourned to the same day one week later or the Secretary shall determine that the meeting is adjourned to a specific date, time and place, it is not necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. If the Secretary shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with the provisions of these Bye-laws.

34. Adjournment of Meetings

     (1) The chairperson of a general meeting may, with the consent of the majority of the Shareholders present at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. In addition, the chairperson may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

(a) it is likely to be impracticable to hold or continue that meeting because of the number of Shareholders wishing to attend who are not present;

(b) the unruly conduct of Persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

     (2) Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with the provisions of these Bye-laws.

35. Attendance at Meetings

     (1) If the chairperson of the meeting consents, Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

     (2) The Board may, and at any general meeting the chairperson of such meeting may, make any arrangement and impose any requirement or restriction as may be considered appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board is, and at any general meeting the chairperson of such meeting is, entitled to refuse entry to a Person who refuses to comply with any such arrangements, requirements or restrictions.

36. Written Resolutions

      Notwithstanding section 77A of the Act anything which may be done by resolution of the Shareholders in a general meeting shall not be done by resolution in writing.

37. Attendance of Directors

      The Directors of the Company shall be entitled to receive notice of and to attend any general meeting.

38. Voting at Meetings

      Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and, in the case of an equality of votes, the resolution shall fail, provided, that, until the SCA Shareholder Entity’s ownership of the then outstanding common shares of the Company is first equal to or less than 35%, (i) the acquisition, sale, lease or transfer of all or substantially all of the assets of the Company, (ii) the discontinuance or redomestication of the Company out of Bermuda to another jurisdiction, (iii) mergers or amalgamations and (iv) the liquidation, dissolution or winding-up of the Company shall, in each case, be approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast in accordance with the provisions of these Bye-laws; provided, further, that, at any election of Directors, nominees shall be elected by a plurality of the votes cast.

39. Voting by Poll

     (1) At any general meeting, a resolution put to the vote of the meeting or any question proposed for the consideration of the Shareholders shall be voted upon by poll,

subject to any rights or restrictions for the time being lawfully attached to any class or series of shares.

     (2) Where a vote is taken by poll at any general meeting in accordance with the provisions of paragraph (1) of this Bye-law 39, subject to any rights or restrictions for the time being lawfully attached to any class or series of shares, every Person present at such meeting shall have for each voting share of which such Person is the holder or for which such Person holds a proxy the number of votes determined pursuant to Bye-laws 44-47 (inclusive) and such votes shall be counted in the manner set out in paragraph (4) of this Bye-law 39 or, in the case of a general meeting at which one or more Shareholders are present by telephone, in such manner as the chairperson of such meeting may direct. A Person entitled to more than one vote need not use all of his votes or cast all of the votes he uses in the same way. The result of such poll shall be deemed to be the resolution of the meeting at which such poll is taken.

     (3) A poll taken in accordance with the provisions of paragraph (1) of this Bye-law 39 on a question of adjournment shall be taken forthwith and a poll taken on any other question shall be taken in such manner and at such time and place as the chairperson (or acting chairperson) of the general meeting may direct and any business may be proceeded with pending the taking of the poll.

     (4) Where a vote is taken by poll, each Person present and entitled to vote shall be furnished with a ballot paper on which such Person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Shareholders or proxy holders or representatives appointed by the chairperson of the meeting for the purpose and the result of the poll shall be declared by the chairperson of the meeting.

40. Decision of Chairperson

     (1) At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairperson of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

     (2) At any general meeting a declaration by the chairperson of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall be conclusive evidence of that fact.

41. Instrument of Proxy

     (1) Every Shareholder entitled to vote has the right to do so either in person or by one or more Persons authorized by a proxy executed and delivered in accordance with these Bye-laws.

     (2) A Person so authorized as a proxy shall be entitled to exercise the same power on behalf of the grantor of the proxy as the grantor could exercise at a general meeting of the Company.

     (3) Any Shareholder may appoint a standing proxy or (if a corporation, by a representative pursuant to Bye-law 42) by depositing at the registered office of the Company, or at such place or places as the Board may otherwise specify from time to time for such purpose, a proxy or (if a corporation) an authorization and such proxy or authorization shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the registered office of the Company, or at such place or places as the Board may otherwise specify from time to time for such purpose. A Person so authorized as a proxy or representative shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise and the grantor shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if a Person so authorized is present at the meeting. Where a standing proxy or authorization exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary or appropriate as to the due execution and continuing validity of any such standing proxy or authorization and the operation of any such standing proxy or authorization shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

     (4) Subject to paragraph (3) of this Bye-law 41, the instrument appointing a proxy, together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the registered office of the Company (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the individual named in the instrument proposes to vote and, in default, the instrument of proxy shall not be treated as valid.

     (5) Instruments of proxy shall be in such form as the Board may approve (including, without limitation, written or electronic form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instruments of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

     (6) A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or unsoundness of mind of the principal subsequent to giving the proxy but before the vote or revocation of the instrument of proxy or of the authority under which it was executed.

     (7) The decision of the chairperson of any general meeting as to the validity of any appointment of a proxy shall be final.

42. Representation of Corporations at Meetings

      A corporation that is a Shareholder may, by written instrument, authorize any Person as it thinks fit to act as its representative at any meeting of the Shareholders or for all meetings of the Shareholders or for all meetings of the Shareholders for a certain or determinable period or until revocation and such Person so authorized shall be entitled to exercise the same powers on behalf of such corporation as such corporation could exercise if it were an individual Shareholder and such corporation shall be deemed to be present in person as a Shareholder at any such meeting attended by its authorized representative or representatives. Notwithstanding the foregoing, the chairperson of the meeting may accept such assurances as he or she thinks fit as to the right of any Person to attend and vote at general meetings on behalf of a corporation that is a Shareholder.

VOTES OF SHAREHOLDERS

43. General

      Except as provided in Bye-laws 44-47 (inclusive) below, every Shareholder of record owning shares conferring the right to vote in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such shares or in these Bye-laws, for each such share registered in such Shareholder's name in the Register of Shareholders.

44. Adjustment Of Voting Power

     (1) If and for so long as (and whenever) the shares of a Shareholder, including any votes conferred by Controlled Shares, would otherwise represent more than 9.5% of the aggregate voting power of all shares entitled to vote on a matter, including an election of Directors, the votes conferred by such shares are hereby reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by these Bye-laws), the votes conferred by such shares shall represent 9.5% of the aggregate voting power of all shares of the Company entitled to vote on such matter; provided, however, that except as provided in paragraph (2) of this Bye-law 44, no such reduction in votes shall occur with respect to the shares held by the SCA Shareholder Entity (it being understood that this proviso shall not apply to shares transferred by the SCA Shareholder Entity).

     (2) Upon notice by a Shareholder to the Board, the number of votes conferred by the total number of shares held directly by such Shareholder shall be reduced to that percentage of the total voting power of the Company, as so designated by such Shareholder (subject to acceptance of such reduction by the Board in its sole discretion), such that (and to the extent that) such Shareholder or the Company may meet any applicable insurance or other regulatory or rating agency requirements or voting threshold or limitation or to evidence that such Person's voting power is no greater than such threshold.

     (3) Notwithstanding the foregoing provisions of this Bye-law 44, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares of any Person that they consider fair and reasonable under the circumstances to ensure that such votes represent 9.5% (or the percentage designated by a Shareholder pursuant to paragraph (2) of this Bye-law 44).

     (4) The Board may take all other appropriate steps, and require such other documentation, subject to reasonable confidentiality provisions, to effectuate the foregoing.

45. Other Adjustments of Voting Power

In addition to the principles described in Bye-law 44, the Board may make further adjustments to voting rights and may determine that shares held by a Shareholder shall carry different voting rights, in any such case, only to the extent that it determines appropriate to avoid adverse tax, legal, rating agency or regulatory consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its Affiliates; provided, however, that this Bye-law 45 shall not apply to the SCA Shareholder Entity. For the avoidance of doubt, in applying the provisions of Bye-laws 44-47 (inclusive), a share may carry a fraction of a vote.

46. Board Determination Binding

Any determination by the Board as to any reduction in voting power of any shares made pursuant to paragraph (1) or (3) of Bye-law 44 or Bye-law 45 shall be final and binding and any vote taken based on such determination shall not be capable of being challenged solely on the basis of such determination.

47. Requirement to Provide Information

Each Shareholder shall provide the Company with such information as the Company may reasonably request, subject to reasonable confidentiality provisions, so that the Company and the Board may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares by such Shareholder or by any Person to which shares may be attributed as a result of the ownership of shares by such Shareholder.

SHARE CAPITAL AND SHARES

48. Rights of Shares

      Without prejudice to any special rights previously conferred on the holders of any existing shares or class or series of shares, the share capital of the Company shall consist of at least one class of common shares that carry voting rights. The holders of shares shall, subject to the provisions of these Bye-laws and unless shares held are not common shares and are classes or series of shares with additional or other rights and restrictions:

     (a) be entitled to such dividends as the Board may from time to time declare;

     (b) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

     (c) generally be entitled to enjoy all of the rights attaching to shares.

49. Power to Issue Shares

     (1) Subject to the restrictions, if any, that are provided for in these Bye-laws, from time to time and without prejudice to any special rights previously conferred on the holders of any existing shares or class or series of shares, the Board shall have power to issue any unissued shares of the Company (including, without limitation, as consideration for services rendered to the Company or to be rendered to the Company) on such terms and conditions and with such rights and restrictions as it may determine and any shares or class or series of shares may be issued with such preferred, deferred, redemption, repurchase or other special rights or such restrictions, whether in regard to dividend, voting (including, without limitation, shares that do not carry any voting rights), return of capital or otherwise as the Board may determine. Further, the Board may create and issue shares of a new class or series or of any existing class or series of shares and the Board may generally exercise the powers of the Company to (a) divide its shares into several classes or series and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions; (b) consolidate and divide all or any of its share capital into shares of an amount larger than its existing shares; (c) subdivide its shares, or any of them, into shares of an amount smaller than is fixed by the Memorandum of Association of the Company, provided, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of a share from which the reduced share is derived; (d) make provision for the issue and allotment of shares that do not carry any voting rights; and (e) cancel shares that, at the date of the passing of the resolution of the Board in that behalf, have not been taken or agreed to be taken by any Person, and diminish the amount of the Company's share capital by the amount of the shares so cancelled, without the need of any specific approval of the Shareholders as might otherwise be required by such sections of the Act. The Board may also issue options, warrants or other rights to purchase or acquire shares or, subject to the Act, securities convertible into or exchangeable for shares (including, without limitation, any employee benefit plan providing for the issue of shares or options or rights in respect thereof) on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any Person or Persons owning or offering to acquire a specified number or percentage of the outstanding shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of such Person or Persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations and, at such times, for such consideration and on such terms and conditions as it may determine. The Board may create and issue shares, including, but not limited to, series of preferred shares (which may or may not be separate classes of preferred shares), at such times, for such consideration and on such terms and conditions, with similar or different rights or restrictions as any other class or series and to establish from time to time the number of preferred shares to be included in each such class or series, and to fix the designation, powers, preferences, voting rights, dividend rights, redemption, repurchase provisions, and other rights, qualifications, limitations or restrictions thereof, as it may determine. Notwithstanding the foregoing or any other provision of these Bye-laws (except for the immediately following sentence), the Company shall not issue any shares or grant options or warrants in any manner that the Board determines may result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its Affiliates. The immediately preceding sentence shall not apply to any issuance of shares or to grants of options or warrants to a Person acting as an underwriter of securities in the ordinary course of its business, purchasing such shares, options or warrants pursuant to a purchase agreement to which the Company is a party, for resale.

     (2) The Board shall, in connection with the issue of any shares or debentures, have the power to authorize the Company to pay such commission and brokerage fees as may be permitted by law.

     (3) Except as authorized by the Board and permitted by applicable law, the Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any Person of or for any shares in the Company, provided that nothing in this Bye-law 49 shall prohibit transactions permitted under the Act.

     (4) The Company may from time to time do any one or more of the following things:

     (a) make arrangements on the issue of shares for a difference between the Shareholders in the amounts and times of payments of calls on their shares;

     (b) accept from any Shareholder the whole or a part of any amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

     (c) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

     (d) issue its share in fractional denominations and deal with such fractions to the same extent as its whole share and shares in fractional denomination shall have, in proportion to the respective fractions represented thereby, all of the rights of whole shares, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

50. Variation Of Rights, Alteration of Share Capital and Purchase of Shares of the Company

     (1) Subject to the provisions of the Act, any preference or preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as, before the issue or conversion, may be determined by the Board.

     (2) If at any time the share capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of such class or series) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having less rights. Further, the rights attaching to the common shares shall be deemed not to be varied by the creation or issue of any share ranking in priority for payment of a dividend or with any other rights more favorable than those conferred by the common shares.

     (3) The Company may from time to time by resolution of the Shareholders or pursuant to Bye-law 49 (as applicable) change the currency denomination of, increase, alter, divide, consolidate, subdivide, diminish or reduce its share capital in accordance with the provisions of the Act. Where, on any change or reduction of share capital as aforesaid, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit, including, without limiting the generality of the foregoing, the issue to Shareholders, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Shareholders.

     (4) The Company may from time to time purchase (or repurchase) its own shares in accordance with the provisions of the Act on such terms as the Board shall think fit. The Board may exercise all of the powers of the Company to purchase (or repurchase) all or any part of its own shares in accordance with the Act.

     (5) The Board may, at its sole discretion, authorise the acquisition by the Company of its own shares, to be held as treasury shares, upon such terms as the Board may in its absolute discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Act. The Company shall be entered in the Register of Shareholders as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder but subject always to the provisions of the Act and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Act.

     (6) Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

     (7) Notwithstanding the foregoing, the Company shall not vary the rights attaching to any class or series of shares, change or reduce its share capital or purchase (or repurchase) its own shares if the Board, after taking into account, among other things, any reduction in voting power required by Bye-laws 44-47 (inclusive), determines that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its Affiliates would result from such action.

51. Registered Holder of Shares

     (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person.

     (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by check or draft sent through the post directed to the Shareholder at such Shareholder's address as recorded in the Register of Shareholders or, in the case of joint holders, to such address of the holder first named in the Register of Shareholders, or to such Person and to such address as such holder or joint holders may in writing direct. If two or more Persons are registered as joint holders of any shares, any one can give an effectual receipt for any dividend paid in respect of such shares.

52. Death of a Joint Holder

Where two or more Persons are registered as joint holders of a share or shares then, in the event of the death of any joint holder or holders, the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

53. Share Certificates

(1) Every Shareholder shall be entitled to a certificate issued under the seal of the Company (or a facsimile thereof) or signed by a Director, the Secretary or any person authorised by the Board for that purpose, specifying the number and, where appropriate, the class or series of shares held by such Shareholder and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

     (2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the Person to whom such shares have been allotted.

     (3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed, the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

54. Calls on Shares

     (1) The Board may from time to time make such calls as it thinks fit upon the Shareholders in respect of any monies unpaid on the shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may, at the discretion of the Board, be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

     (2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

     (3) Any sum that, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all of the purposes of these Bye-laws be deemed to be a call duly made and payable, on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all of the relevant provisions of these Bye-laws as to payment of interest, costs, charges and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

     (4) The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

     (5) The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

55. Forfeiture of Shares

     (1) If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Shareholder a notice in the form (or as near thereto as circumstances admit) set forth in Schedule A hereto.

     (2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

     (3) A Shareholder whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

     (4) The Board may accept the surrender of any shares that it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it has been forfeited.

REGISTER OF SHAREHOLDERS

56. Contents of Register of Shareholders

      The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Act.

57. Inspection of Register of Shareholders

      The Register of Shareholders shall be open to inspection at the registered office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

58. Determination of Record Dates

      Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

     (a) determining the Shareholders entitled to receive any dividend or distribution; and

     (b) determining the Shareholders entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

59. Instrument of Transfer

     (1) Subject to paragraph (5) of Bye-law 60, an instrument of transfer shall be in the form (or as near thereto as circumstances admit) set forth in Schedule B hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Shareholders.

     (2) The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

60. Restrictions on Transfer

     (1) (a) The Board may decline to approve or register any transfer of shares if it appears to the Board, after taking into account, among other things, any reduction in voting power required pursuant to the provisions of Bye-laws 44-47 (inclusive), that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of shares or its Affiliates would result from such transfer (including if such consequence arises as a result of any such Person (other than the SCA Shareholder Entity) owning Controlled Shares of more than 9.5% of the value of the Company or the voting shares of the Company). The Board shall have the authority to request from any holder of shares, and such holder of shares shall provide, such information as the Board may reasonably request for the purpose of determining whether any transfer should be permitted.

         (b) Unless otherwise required by any applicable requirements of any applicable stock exchange or applicable OTC market, the Board (i) may decline to approve or to register any transfer of any share if a written opinion from counsel acceptable to the Company shall not have been obtained to the effect that registration of such shares under the Securities Act, is not required and (ii) shall decline to approve or to register any transfer of any share if the transferee shall not have been approved by applicable governmental authorities if such approval is required or if not in compliance with applicable consent, authorization or permission of any governmental body or agency in Bermuda.

         (c) If the Board refuses to register a transfer of any share, the Secretary shall send, or procure that there shall be sent, within one month after the date on which the transfer was lodged with the Company, to the transferor and transferee notice of the refusal.

         (d) The registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

         (e) Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

         (f) The restrictions on transfer of shares contained in this Bye-law 60 (1) shall not apply to any transfer (being in compliance with applicable consent, authorization or permission of Bermuda Monetary Authority) in connection with (a) any public offering of the Company's shares (whether a primary or secondary offering) or (b) any transaction approved by the Board prior to these Bye-laws coming into effect (as indicated in the resolutions of the Shareholders adopting these Bye-laws).

     (2) (a) As used in this Bye-law 60(2) only, the term:

     (i) “Company Securities” means (I) common shares of the Company, (II) Preference shares of the Company, (III) warrants, rights, options or interests that are similar to options (within the meaning of Treasury Regulation Section 1.382 -2T(h)(4)(v)) to purchase common shares or preference shares of the Company, and (IV) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382 -2T(f)(18).

     (ii) “Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382 -2T(g), (h), (j) and (k).

     (iii) “Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Company pursuant to Treasury Regulation Section 1.382 -2T(g)(l).

     (iv) “Person” means an individual, estate, trust, association, company, partnership, joint venture or similar organization.

     (v) “Prohibited Transfer” means any purported Transfer of Company Securities to the extent that such Transfer is prohibited and void under this Bye-law 60(2).

     (vi) “Restriction Release Date” means, as determined by the Board in its sole discretion, the earlier to occur of (x) the fifteen-year anniversary of the effective date of this Bye-law 60(2) (the “Expiration Time”), (y) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or (z) the beginning of a taxable year of the Company (or any successor thereof) to which no Tax Benefits may be carried forward; provided, that, the Board may in its sole discretion resolve from time to time to extend the Expiration Time for up to an additional five years.

     (vii) “Tax Benefits” means the net operating loss carry-overs, capital loss carryovers, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect subsidiary thereof.

     (viii) “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition of Company Securities. A Transfer also shall include the creation or grant of an option or of an interest that is similar to an option (within the meaning of Treasury Regulation Section 1.382 -2T(h)(4)(v)) to effect a Transfer. A Transfer shall not include an issuance, allotment or grant of Company Securities by the Company or any repurchase of Company Securities by the Company.

     (iv) “Treasury Regulation Section 1.382 -2T” means the temporary income tax regulations promulgated under Section 382 and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

      (b) Restrictions. In addition to any restrictions on transfer contained in Bye-law 60(1), any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Company of any Five-Percent Shareholder shall be increased, provided, however, that nothing herein contained shall preclude the settlement of any transaction in the Company Securities entered into through the facilities of any applicable stock exchange on which the Company Securities may be listed (if any) or any applicable OTC market on which the Company Securities may be quoted (if any).

      (c) Certain Exceptions. The restrictions set forth in Bye-law 60(2)(b) shall not apply to any attempted Transfer if the transferor or the transferee obtains the approval of the Board. As a condition to granting its approval, the Board may, in its discretion, require an opinion of counsel selected by the Board that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits. The restrictions set forth in Bye-law 60(2)(b) shall not apply to any attempted Transfer which occurs after the Board shall have suspended the effectiveness of the restrictions set forth in Bye-law 60(2)(b) by public announcement and prior to the time that the restrictions set forth in Bye-law 60(2)(b) are restored to full force and effect by the Board.

      (d) Treatment of Excess Securities

     (i) No employee, officer or agent of the Company shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a Member of the Company for any purpose whatsoever in respect of the Company Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of a Shareholder, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Company Securities shall cease to be Excess Securities.

     (ii) If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer then, upon written demand by the Company, the Purported Transferee shall transfer or cause to be transferred the Excess Securities, accompanied by the certificate for the Excess Securities (if any has been issued), together with any dividends or other distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (over any applicable stock exchange or applicable OTC market, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities or would otherwise adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Bye-law 60(2)(d)(iii) if the Agent rather than the Purported Transferee had resold the Excess Securities.

     (iii) The Agent shall apply any proceeds of sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows; (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, calculated on the basis of the closing market price for Company Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the sole discretion of the Board; and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) selected by the Board. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Bye-law 60(2) inure to the benefit of the Company.

     (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Company makes a demand pursuant to Bye-law 60(2)(d)(ii), then the Company shall institute legal proceedings to compel the surrender of such Excess Securities.

     (v) The Company shall make the demand described in Bye-law 60(2)(d)(ii) within thirty days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Company makes such demand at a later date, the provisions of this Bye-law 60(2) shall apply nonetheless.

     (e) Legends, Determinations

     (i) All certificates representing Company Securities issued after the effectiveness of this Bye-law 60(2) shall bear a conspicuous legend as follows:

     THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO BYE-LAW 60(2) OF SYNCORA HOLDINGS LTD. PREPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

     (ii) The Board shall have the power to determine all matters necessary to determine compliance with this Bye-law 60(2), including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Company of any Five-Percent Shareholder, (4) whether an instrument constitutes a Company Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of sub-paragraph (D)(iii) of this Bye-law 60(2), and (6) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Bye-law 60(2).

61. Transfers by Joint Holders

     The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.

TRANSMISSION OF SHARES

62. Representative of Deceased Shareholder

In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only Persons recognized by the Company as having any title to the deceased Shareholder's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share that had been jointly held by such deceased Shareholder with other Persons. Subject to the provisions of the Act, for the purpose of this Bye-Law 62, "legal personal representative" means the executor or administrator of a deceased Shareholder or such other Person as the Board may decide as being properly authorized to deal with the shares of a deceased Shareholder.

63. Registration on Death or Bankruptcy

      Any Person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate another Person to be registered as a transferee of such share, and in such case such Person becoming entitled shall execute in favor of such nominee an instrument of transfer in the form (or as near thereto as circumstances admit) set forth in Schedule C hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder, provided that the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by such Shareholder before such Shareholder's death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

64. Declaration of dividends by the board

     (1) The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Shareholders in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

     (2) The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

65. Other Distributions

      The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

66. Reserve Fund

      The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalizing dividends or for any other special purpose.

67. Deduction of Amounts Due to the Company

      The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls.

CAPITALIZATION

68. Issue of Bonus Shares

     (1) The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

     (2) The Company may capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

69. Records of Account

      The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

     (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

     (b) all sales and purchases of goods by the Company; and

     (c) the assets and liabilities of the Company.

      Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board may determine and shall be available for inspection by the Directors during normal business hours.

70. Financial Year End

      The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December of each year.

71. Financial Statements

      Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Shareholders at the general meeting of Shareholders.

AUDIT

72. Appointment of Auditor

      Subject to the Act, the Company shall in general meeting appoint Auditors to hold office for such period as the Shareholders may determine. Whenever there are no Auditors appointed as aforesaid or a usual vacancy occurs in the office of the Auditors, the Audit Committee may appoint Auditors to hold office for such period as the Audit Committee may determine subject to earlier removal from office by the Company in general meeting. No Auditor may be a Shareholder and no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

73. Remuneration of Auditor

      Unless fixed by the Company in general meeting, the remuneration of the Auditor shall be as determined by the Audit Committee.

74. Report of The Auditor

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to provisions of the Act, the accounts of the Company shall be audited by the Auditor at least once in every year.

NOTICES

75. Notices to Shareholders of the Company

     (1) Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, and any instrument of proxy) may be sent to, served on or delivered to any Shareholder by the Company

     (a) personally;

     (b) by sending it through the post (by airmail where applicable) in a prepaid letter addressed to such Shareholder at his address as appearing in the Register;

     (c) by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

     (d) by, where applicable, sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

     (e) by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 75(1)(a), 75(1)(b), 45(1)(c) or 75(1)(d) of this Bye-Law, in accordance with the Companies Acts.

     (2) Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

     (3) Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

76. Notices to Joint Shareholders

Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all of the holders of such shares.

77. Service and Delivery of Notice

     (1) Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

     (a) if sent by personal delivery, at the time of delivery;

     (b) if sent by post, forty-eight (48) hours after it was put in the post;

     (c) if sent by courier or facsimile, twenty-four (24) hours after sending;

     (d) if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

     (e) if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

     Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

SEAL OF THE COMPANY

78. The Seal

     (1) The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circula device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

     (2) Any document required to be under seal or executed as a deed on behalf of the Company may be:

     (a) executed under the Seal in accordance with these Bye-Laws; or

     (b) signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

     (3) The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

     (a) Director; or

     (b) the Secretary; or

     (c) any one person authorised by the Board for that purpose.

     (4) Any such signature may be printed or affixed by mechanical means on any share certificate, debenture, share or other security certificate.

WINDING-UP

79. Winding-Up/Distribution By Liquidator

     If the Company shall be wound up, the liquidator may, with the sanction of a resolution of the Shareholders, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts as the liquidator shall think fit for the benefit of the Shareholders, provided that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

80. Alteration of Bye-Laws

      No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Shareholders; provided that (i) the approval of such resolution of the Shareholders with respect to any such rescission, alteration or amendment of, or the adoption of any Bye-law or provision inconsistent with, Bye-laws 8, 10, 11, 12, 14, 26, 27, 29, 31, 38, 44, 45, 46, 47, or 60 this Bye-law 80 or any material defined term used in any such Bye-law shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total combined voting power of all issued and outstanding shares of the Company, and (ii) any such rescission, alteration or amendment of, or the adoption of any Bye-law or provision inconsistent with, Bye-law 27 or any material defined term used in such Bye-law 27 shall not affect the waiver of any claim or right of action with respect to past acts or omissions.

SCHEDULE A
(BYE-LAW 55)

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

      You have failed to pay the call of [amount of call] made on the day of      , 20 , in respect of the [number] share(s) ([numbers in figures]) standing in your name in the Register of Shareholders of the Company, on the [   ] day of      , 20 , the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [   ] per annum computed from the said day of      ,20 , on or before the day of      , 20 at the place of business of the Company, the share(s) will be liable to be forfeited.

Dated this day of , 20

[Signature of Secretary]

By order of the Board

SCHEDULE B
(BYE-LAW 59)

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED

[amount]

[transferor]

Hereby sell assign and transfer unto

[transferee]

          Of

[address]

[number of shares]

          shares of

[name of Company]

Dated:

(Transferor)
In the presence of:

(Witness)

(Transferor)
In the presence of:

(Witness)

SCHEDULE C
(BYE-LAW 63)

TRANSFER BY A PERSON
BECOMING ENTITLED ON DEATH/BANKRUPTCY OF A SHAREHOLDER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Shareholder] to [number] share(s) standing in the register of Shareholders of [Company] in the name of the said [name of deceased Shareholder] instead of being registered myself/ourselves elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this day of , 20

Signed by the above-named
[Person or Persons entitled]
in the presence of:

Signed by the above-named
[transferee] in the presence of: